Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:        Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2014 RESULTS
Cash Resales of $26.1 million; Total Revenue of $47.3 million

HOUSTON, August 13, 2014 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2014.

Second Quarter Highlights -

($ in millions)	Second Quarter			First Six Months
	2014	2013	% Change	2014	2013	% Change
Cash Resales	$26.1	$22.6	15%	$58.4	$45.1	29%
Total Revenue	47.3	47.5	—%	104.4	98.9	6%
Cash EBITDA	20.2	17.7	14%	46.3	34.4	35%
Net Income	2.6	6.4	(60)%	4.5	8.1	(45)%

Total revenue for the second quarter of 2014 was $47.3 million compared to $47.5 million in the second quarter of 2013. Total revenue is primarily comprised of underwriting revenue related to new data acquisition and resale licensing revenue. These revenue components totaled $14.5 million and $31.8 million, respectively, in the second quarter of 2014 compared to $15.4 million and $31.2 million, respectively, in the second quarter of 2013. The majority of new data acquisition activity in the second quarter of 2014 occurred in the Eagle Ford/Woodbine, Utica/ Marcellus and Permian unconventional areas. Cash resales, a component of resale licensing revenue, were $26.1 million, an increase of $3.5 million, or 15%, in the second quarter of 2014 compared to cash resales of $22.6 million in the second quarter of 2013. Cash resales increased between the quarters primarily due to an increase in licensing of data in unconventional areas. Solutions and other revenue was $1.0 million in both the second quarter of 2014 and the second quarter of 2013.

Total revenue for the six months ended June 30, 2014 was $104.4 million compared to $98.9 million for the same period last year. Acquisition underwriting revenue was $31.3 million for the first six months of 2014 compared to $40.5 million in the first six months of 2013. The decrease between years is attributable to successful execution of our cash generation strategy, which focuses on reduced, but targeted, investment. Although this lowers gross underwriting revenue, we have focused on a higher relative underwriting percentage. Our overall underwriting percentage increased from 64% for the first six months of 2013 to 70% for the first six months of 2014. The majority of our activity in the first half of 2014 occurred in the Eagle Ford/Woodbine, Utica/Marcellus, Permian and Montney unconventional plays in North America. Total resale licensing revenue was $70.9 million in the first six months of 2014 compared to $56.0 million in the first six months of 2013. For the first six months of 2014, cash resales were $58.4 million, an increase of $13.3 million, or 29%, compared to $45.1 million in the first six months of 2013. The increase in cash resales between the six month periods was driven by an increase in licensing activity in unconventional areas both in the U.S. and Canada, as well as an increase in conventional areas. Solutions and other revenue was $2.2 million in the first six months of 2014 compared to $2.4 million in the first six months of 2013.

“Our cash resale activity has shown improvement year over year in both the first and second quarters despite lower investment levels,” commented Rob Monson, president and chief executive officer. “We have seen good cash resale activity due to significant investments in recent years in strategic areas for our clients. These increases in cash resales are the driver to our improved Cash EBITDA.”

Net income was $2.6 million for the second quarter of 2014 compared to $6.4 million for the second quarter of 2013 and was $4.5 million in the first six months of 2014 compared to $8.1 million in the first six months of 2013. The decrease in net income between periods was primarily due to higher amortization expense associated with our data library and an increase in income tax expense resulting from U.S. federal tax expense being recorded in 2014. For the six month period, the decrease in net

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income was partially offset by an increase in revenue and lower interest expense. Additionally, the first six months of 2013 included a $1.5 million charge related to the early extinguishment of our debt.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $20.2 million in the second quarter of 2014 compared to $17.7 million in the same period of 2013. Cash EBITDA was $46.3 million in the first six months of 2014 compared to $34.4 million in the first half of last year. The increase from 2013 to 2014 in both periods resulted from higher levels of cash resale activity during 2014. Cash EBITDA for the last twelve months ended June 30, 2014 was $87.0 million.

Selling, general and administrative (“SG&A”) expenses were $6.9 million in the second quarter of 2014 compared to $6.3 million in last year's second quarter. SG&A expenses were $14.3 million in the first six months of 2014 compared to $13.6 million in the same period last year. The increases were primarily due to an increase in variable compensation tied to revenue and Cash EBITDA.

In the first six months of 2014, our net cash capital expenditures were $17.1 million with gross capital expenditures of $48.6 million, of which $45.0 million related to new data acquisition. Our forecast of net cash capital expenditures for the remainder of 2014 is $18.1 million, bringing our total estimated net cash capital expenditures for the year to $35.2 million. Our current backlog of net cash capital expenditures related to acquisition programs is $19.6 million, of which we expect approximately $13.8 million to be incurred in 2014.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss second quarter results for 2014 on Thursday, August 14, 2014 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 82519492. A replay of the call will be available until August 21, 2014 by dialing 800-585-8367, Conference ID 82519492 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil and liquids-rich unconventional plays. Seitel has ownership in approximately 41,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the exploration budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$43,017	$31,353
Receivables, net	43,261	45,119
Net seismic data library	178,751	195,778
Net property and equipment	4,037	4,611
Prepaid expenses, deferred charges and other	9,665	9,844
Intangible assets, net	12,402	14,762
Goodwill	201,183	201,535
Deferred income taxes	88,655	92,511
TOTAL ASSETS	$580,971	$595,513

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$36,057	$37,777
Income taxes payable	784	787
Senior Notes	250,000	250,000
Obligations under capital leases	2,540	2,676
Deferred revenue	25,835	41,739
Deferred income taxes	6,604	7,578
TOTAL LIABILITIES	321,820	340,557

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Additional paid-in capital	399,945	399,641
Retained deficit	(153,987)	(158,454)
Accumulated other comprehensive income	13,193	13,769
TOTAL STOCKHOLDER'S EQUITY	259,151	254,956
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$580,971	$595,513

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

REVENUE	$47,334	$47,544	$104,387	$98,895

EXPENSES:
Depreciation and amortization	29,771	27,829	67,629	57,167
Cost of sales	127	63	253	102
Selling, general and administrative	6,893	6,254	14,318	13,641
	36,791	34,146	82,200	70,910

INCOME FROM OPERATIONS	10,543	13,398	22,187	27,985

Interest expense, net	(6,211)	(6,138)	(12,418)	(15,453)
Foreign currency exchange gains (losses)	831	(1,171)	(443)	(1,818)
Loss on early extinguishment of debt	—	—	—	(1,504)
Other income	73	—	59	1

Income before income taxes	5,236	6,089	9,385	9,211
Provision (benefit) for income taxes	2,661	(279)	4,918	1,105

NET INCOME	$2,575	$6,368	$4,467	$8,106

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total acquisition underwriting revenue	$14,500	$15,397	$31,337	$40,486

Resale licensing revenue:
Cash resales	26,089	22,630	58,366	45,075
Non-monetary exchanges	—	261	177	585
Revenue recognition adjustments	5,757	8,303	12,334	10,375
Total resale licensing revenue	31,846	31,194	70,877	56,035

Total seismic revenue	46,346	46,591	102,214	96,521

Solutions and other	988	953	2,173	2,374
Total revenue	$47,334	$47,544	$104,387	$98,895

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (in thousands):

					Last Twelve Months Ended June 30, 2014
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash EBITDA	$20,200	$17,701	$46,318	$34,357	$87,025
Add other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	14,500	15,397	31,337	40,486	78,163
Non-monetary exchanges	—	261	177	585	1,248
Revenue recognition adjustments	5,757	8,303	12,334	10,375	15,635
Add (subtract) other items included in net income:
Depreciation and amortization	(29,771)	(27,829)	(67,629)	(57,167)	(132,060)
Non-cash operating expenses	(126)	(272)	(304)	(498)	(675)
Non-recurring corporate expenses	(17)	(163)	(46)	(153)	(304)
Interest expense, net	(6,211)	(6,138)	(12,418)	(15,453)	(24,816)
Foreign currency gains (losses)	831	(1,171)	(443)	(1,818)	(847)
Loss on early extinguishment of debt	—	—	—	(1,504)	—
Other income	73	—	59	1	546
Benefit (provision) for income taxes	(2,661)	279	(4,918)	(1,105)	86,127
Net income	$2,575	$6,368	$4,467	$8,106	$110,042

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the six months ended June 30, 2014 and our estimate for the year ending December 31, 2014 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Six Months Ended June 30, 2014	Estimate for Remainder of 2014	Total Estimate for 2014
New data acquisition	$45,014	$53,586	$98,600
Cash purchases and data processing	3,048	852	3,900
Non-monetary exchanges	177	4,523	4,700
Property and equipment and other	356	1,044	1,400
Total capital expenditures	48,595	60,005	108,600
Less:
Non-monetary exchanges	(177)	(4,523)	(4,700)
Cash underwriting	(31,337)	(37,363)	(68,700)
Net cash capital expenditures	$17,081	$18,119	$35,200

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